Exhibit 3.2


                       ARTICLES OF MERGER

                               OF

               MAVERICK REINCORPORATION SUB, INC.

                               AND

                     CALENERGY COMPANY, INC.




TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

     Pursuant to the provision of Sections 490.1105 and 1107 of the *Iowa Business Corporation Act, the undersigned corporation hereby executes and adopts the following Articles of Merger for the purpose of merging (the "Merger") CalEnergy Compamy, Inc., a Delaware corporation ("CalEnergy"), with and into Maverick Reincorporation Sub, Inc., an Iowa corporation ("Maverick"), which will be the surviving corporation. CalEnergy and Maverick are sometimes referred to individually as a "Constituent Corporation" and collectively as the "Constituent Corporations."

1. The Agreement and Plan of Merger ("Plan of Merger"), dated as of August 11, 1998, a copy of which is attached hereto as Annex A and is incorporated by reference herein, was approved by the shareholders of CalEnergy on October 30, 1998, and the shareholder of Maverick on March 12, 1999. The Agreement and Plan of Merger dated March 12, 1999 between CalEnergy and Maverick which sets forth certain additional details in connection with the Plan of Merger is attached hereto as Annex B and is incorporated by reference herein.

2. The laws of Delaware, the state under which CalEnergy is organized, permit such merger.

3A. As of each Constituent Corporation, the designation, number of shares outstanding, number of shares entitled to vote and the number of votes entitled to be cast by each voting group entitled to vote separately on the Plan of Merger is as follows:

                 Voting                Entitled      Number
     Name        Group    Outstanding  to Vote       of Votes
     Maverick    Common   10           10            10

     CalEnergy   Common   59,543,144   59,543,144    59,543,144

3B. As to each Constituent Corporation, the total number of voteds of the shares voted for and against the Plan of Merger by each voting group entitled to vote separately on the Plan of Merger is as follows:

                 Voting   Total Votes  Total Votes
     Name        Group    of Shares    of Shares
                          Voted For    Voted         Abstained
                                       Against
     Maverick    Common   10           0             0

     CalEnergy   Common   43,082,529   105,991       64,385


4. The number of votes cast for the Plan of Merger by each voting group was sufficient for approval by that voting group.

5. Upon effectiveness of the Merger, the Articles of Incorporation of the surviving corporation shall be as set forth in Annex C attached hereto, and the directors of the corporation shall be David L. Sokol, Gregory E. Abel, Steven A. McArthur, John A. Rasmussen, Jr., and Alan L. Wells.

6. The Merger shall become effective at the later of the time of filing of (i) these articles of Merger with the Secretary of State of Iowa and (ii) a Certificate of Merger with the Secretary of Statge of Delaware.


MAVERICK REINCORPORATION SUB, INC.



s/s Steven A. McArthur______________
Steven A. McArthur
Vice President and Secretary

Dated:  March 12, 1999